Filed pursuant to Rule 424(b)(3)
Registration No. 333-161770

PROSPECTUS SUPPLEMENT NO. 3

31,179,092 Shares of Common Stock

of

GEORGIA GULF CORPORATION

This prospectus supplement no. 3 supplements and amends the prospectus dated October 29, 2009, previously supplemented on November 9, 2009 and December 22, 2009, which constitutes part of our registration statement on Form S-1 (No. 333-161770) relating to up to 31,179,092 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 19, 2010.

This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus, including any supplements or amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2010 (January 12, 2010)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01               Entry into a Material Definitive Agreement.

Indemnification Agreements

On January 12, 2010, Georgia Gulf Corporation (the “Company”) entered into indemnification agreements (the “Indemnification Agreements”) with each of its executive officers and directors (each an “Indemnitee”), which include the following individuals:  Paul D. Carrico, Gregory C. Thompson, Mark J. Orcutt, Joel I. Beerman, Mark E. Buckis, William H. Doherty, Mark J. Seal, C. Douglas Shannon, James L. Worrell, Patrick J. Fleming, T. Kevin DeNicola, Robert M. Gervis, Stephen E. Macadam, Mark L. Noetzel, Wayne C. Sales and David N. Weinstein.

In general, the Indemnification Agreements provide that the Company will indemnify the Indemnitee, subject to certain provisions, to the fullest extent permitted or required by Delaware law and to any greater extent that Delaware law may permit in the future against any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law or inquiries or investigations, whether made, instituted or conducted by or in the right of the Company or any other person related to Indemnitee’s actions or failure to act in his capacity as an officer or director of the Company (a “claim”) and any and all expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement in connection with such claim, except for any claim initiated by the Indemnitee against the Company or any director or officer of the Company unless the Company has joined or consented to the initiation of such claim.  The Indemnification Agreements also provide for the advancement by the Company prior to the final disposition of the claim of any and all expenses relating to any claim incurred or paid by the Indemnitee or reasonably expected to be paid or incurred by the Indemnitee, provided that the Indemnitee undertakes in writing to repay any such amounts to the extent that it is determined the Indemnitee is not entitled to indemnification.

An Indemnitee will be entitled to indemnification if he (i) is successful on the merits or otherwise in defense of any claim, including without limitation dismissal with or without prejudice or (ii) has satisfied any applicable standard of conduct under Delaware law, depending on the circumstances, as determined by (A) a majority vote of the directors not a party to the claim at issue (the “Disinterested Directors”), (B) a majority vote of a committee of Disinterested Directors designated by all Disinterested Directors, or (C) independent counsel, if a change of control (as defined) has occurred or there are no Disinterested Directors.

The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the Indemnitee may be entitled, including any rights arising under the Company’s certificate of incorporation or bylaws, any other contract, any vote of the Company’s shareholders or resolution of directors, Delaware law or otherwise. The Indemnification Agreements also require the Company to use commercially reasonable efforts to maintain directors’ and officers’ liability insurance and require any successor to all or substantially all of the business or assets of the Company to expressly assume the agreement.  The Company is entitled to participate in the defense of any claim or to assume the defense of such claim, with counsel reasonably satisfactory to the Indemnitee; however, the Indemnitee may have the right to retain separate counsel at the Company’s expense in certain circumstances.

The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the form of agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Restricted Stock Units

On January 12, 2010, pursuant to the Georgia Gulf Corporation 2009 Equity and Performance Plan (the “Plan”), the Company awarded restricted stock units to its non-employee directors as reported on Forms 4 filed on January 14, 2010.  The form of award agreement is attached hereto as Exhibit 10.2.  A description of the Plan appears in the Company’s Form 8-K filed September 18, 2009.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 14, 2010, Robert A. Schriesheim resigned from the Company’s board of directors to devote more time to his new position as chief financial officer of Hewitt Associates.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit

10.1	Form of Indemnification Agreement
10.2	Form of Restricted Stock Unit Agreement (Directors)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary
Date: January 19, 2010